Exhibit 23.1

                         FRANKLIN GRIFFITH & ASSOCIATES

Members of:                                           Contact Information:
American Institute of CPAs                            6330 McLeod Drive, Suite 7
Institute of Management Accountants                   Las Vegas, NV  89120
Association of Certified Fraud Examiners              (702) 736-1852 (voice)
Public Company Accounting Oversight Board             (702) 736-1608 (fax)


We consent to the use of International Cellular Accessories on Form SB-2/A of our Auditors' Report dated January 21, 2005, on the balance sheet of International Cellular Accessories as of December 31, 2004 and the related statement of income and accumulated deficit from January 1, 2004 to December 31, 2004, changes in stockholders' equity, and cash flows for the year ended December 31, 2004


/s/ Franklin Griffith & Associates
-----------------------------------------
Franklin Griffith & Associates

April 28, 2005
Las Vegas, Nevada